Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Omniture, Inc. of our report dated March 9, 2007, except with respect to our opinion on the consolidated financial statements insofar as it relates to Notes 1 and 10, as to which the date is June 4, 2007, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Visual Sciences, Inc. (formerly known as WebSideStory, Inc.), for the year ended December 31, 2006, which appears in the Current Report on Form 8-K dated December 26, 2007 of the Registrant.
/s/ PricewaterhouseCoopers LLP
San Diego, California
February 1, 2008